Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-37789
                                                 Florida Panthers Holdings, Inc.

                     SUPPLEMENT NO. 6 DATED DECEMBER 15, 1998
                      TO PROSPECTUS DATED DECEMBER 4, 1997

     As a result of certain transfers of Class A Common Stock by certain Selling Stockholders, the table of Selling Stockholders in the Selling Stockholders section of the Prospectus is hereby supplemented as follows:

                                                                                             NUMBER OF
                                                                                              SHARES
                                                                                           BENEFICIALLY
                                                                                            OWNED AFTER
                                                        NUMBER OF          NUMBER OF          SALE(1)
                                                   SHARES BENEFICIALLY   SHARES OFFERED   ---------------
SELLING STOCKHOLDERS                                     OWNED(1)            HEREBY       NUMBER       %
----------------------                             -------------------   --------------   ------      ---

John H. Anderson (2).............................         75,681               70,681        5,000      *

Anderson Holdings Limited Partnership............        636,134(3)           636,134            0      0

----------------
* Less than one percent.

(1) As used herein, beneficial ownership means the sole power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of, a security. Except as otherwise indicated, the Selling Stockholders have (i) sole voting power and investment power with respect to his shares of Class A Common Stock, except to the extent that authority is shared by his spouse under applicable law, and (ii) record and beneficial ownership with respect to his shares of Class A Common Stock.
(2) Held ownership interests in 2301 Ltd. and Rahn Ltd., directly or through predecessors, prior to the Company's acquisition of the ownership interests therein.
(3) These shares were transferred to Anderson Holdings Limited Partnership, a Nevada limited partnership controlled by Mr. Anderson.